EXHIBIT 10.H
SKYWORKS SOLUTIONS, INC.
NON-QUALIFIED EMPLOYEE STOCK PURCHASE PLAN
1. PURPOSE
The Skyworks Solutions, Inc. Non-Qualified Employee Stock Purchase Plan (hereinafter the “Plan”), effective as of October 1, 2002, is intended to provide a method whereby employees of participating organizations (as defined in Article 17) of Skyworks Solutions, Inc. (the “Company”) will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Company’s Common Stock. It is the intention of the Company that this Plan authorize the grant of purchase rights and issuance of Common Stock which do not qualify as an “Employee Stock Purchase Plan” under section 423 of the United States Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).
2. ELIGIBLE EMPLOYEES.
All employees of any of the participating organizations of the Company who are employed by the Company or a participating organization at least ten (10) business days prior to the first day of the applicable Offering Period or any Special Offering Period (each as defined below), or at such other time on or before the first day of the applicable Offering Period or any Special Offering Period, as determined by the Committee (the “Eligibility Date”), shall be eligible to participate in and receive rights under this Plan to purchase Common Stock. Except as otherwise provided herein, persons who become eligible employees after the Eligibility Date shall be eligible to receive purchase rights on the first day of the next succeeding Offering Period on which purchase rights are granted to eligible employees under the Plan. In no event may an employee be granted a purchase right if such employee, immediately after the purchase right is granted, owns stock possessing five (5%) percent or more of the total combined voting power or value of all classes of stock of the Company or of its parent corporation or subsidiary corporation as the terms “parent corporation” and “subsidiary corporation” are defined in Section 424(e) and (1) of the Internal Revenue Code. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Internal Revenue Code shall apply and stock which the employee may purchase under outstanding purchase rights shall be treated as stock owned by the employee. All employees who participate in the Plan shall have the same rights and privileges under the Plan except for differences which may be mandated by local law and except that employees participating in a sub-plan adopted pursuant to Article 26 need not have the same rights and privileges as other employees participating in the Plan. The Committee (as defined in Article 18) may impose restrictions on eligibility and participation of employees who are officers and directors to facilitate compliance with federal or state securities laws or foreign laws.
3. STOCK SUBJECT TO THE PLAN.
The stock subject to the purchase rights granted hereunder shall be shares of the Company’s authorized but unissued Common Stock or shares of Common Stock reacquired by the Company, including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to the Plan is 1,020,000 for all Offering Periods, including any Special Offering Period, subject to increase or decrease by reason of stock split-ups, reclassifications, stock dividends, changes in par value and the like. If any purchase right granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject to such purchase right shall again be available under the Plan. If the number of shares of Common Stock available for any

Offering Period, including any Special Offering Period, is insufficient to satisfy all purchase requirements for that Offering Period, the available shares for that Offering Period shall be apportioned among participating employees in proportion to their purchase rights.
4. OFFERING PERIODS AND STOCK PURCHASE RIGHTS.
There shall be Offering Periods and Special Offering Periods during which payroll deductions or permitted cash contributions will be accumulated under the Plan. Each Offering Period, including any Special Offering Period, includes only regular paydays falling within it, The Committee shall be expressly permitted to establish the Offering Periods and the Special Offering Periods, including the Offering Commencement Date and Offering Termination Date (as both defined below) of any Offering Period or Special Offering Period, under the Plan; provided, however, that in no event shall any Offering Period or Special Offering Period extend for more than twenty-four (24) months.
Subject to the foregoing, the Offering Periods shall generally commence and end as follows:

Offering Period	Offering Period
Commencement Dates	Termination Dates
Each February 1 Each August 1	Each July 31 Each January 31
Provided, however, that (i) the Offering Commencement Date and Offering Termination Date of the initial Offering Period under this Plan shall be October 1, 2002 and March 31, 2003, respectively, and (ii) the Offering Commencement Date and Offering Termination Date of the Offering Period immediately following the initial Offering Period under this Plan shall be April 1, 2003 and July 31, 2003, respectively.
Notwithstanding the foregoing, in the event that the Committee adopts a sub-plan or establishes eligibility pursuant to Article 26 hereof for the employees of a particular organization or location, there will be a Special Offering Period (the “Special Offering Period”) that will begin ten (10) business days after the adoption of such a sub-plan or such establishment of eligibility for all employees that particular organization or location who are eligible as of the date of the Offering Commencement Date of the Special Offering Period.
The Offering Commencement Date is the first day of each Offering Period, including any Special Offering Period. The Offering Termination Date is the applicable date on which an Offering Period ends under this Article 4. In the case of a Special Offering Period, the Offering Termination Date is the date which is the Offering Termination Date for the regular Offering Period in which the Offering Commencement Date for such Special Offering Period occurs unless otherwise decided by the Committee in its discretion.
On each Offering Commencement Date, the Company will grant to each eligible employee who is then a participant in the Plan a purchase right to purchase on the Offering Termination Date at the Purchase Right Exercise Price, as hereinafter provided, that number of full shares of Common Stock reserved for the purpose of the Plan, up to a maximum of 1,000 shares, subject to increase or decrease by reason of stock split-ups, reclassifications, stock dividends, changes in par value and the like; provided that such employee remains eligible to participate in the Plan throughout such Offering Period or Special Offering Period, as the ease may be. If the eligible employee’s accumulated payroll deductions or permitted cash contributions on the Offering Termination Date would enable the eligible employee to purchase more than 1,000 shares except for the 1,000-share limitation, the excess of the amount of the accumulated payroll deductions or permitted cash contributions over the aggregate Purchase Right Exercise Price of the 1,000 shares shall be refunded to the eligible employee by the Company as soon as administratively practicable, without interest (except where required by local law as determined by the Committee). The Purchase Right Exercise Price for each Offering Period, including any Special Offering Period, shall be the lesser of (i) eighty-five percent (85%) of the fair market value of the Common Stock on the Offering Commencement Date, or (ii) eighty-five percent (85%) of the fair market value of the Common Stock on the Offering Termination Date, in either case rounded up to the next whole cent. in the event of an increase or decrease in the number of outstanding shares of Common Stock through stock splits, reclassifications, stock dividends, changes in par value and the like, an appropriate adjustment shall be made in the number of shares and Purchase Right Exercise Price per share provided for under the Plan, either by a proportionate increase in the number of shares and proportionate decrease in the Purchase Right Exercise Price per share, or by a proportionate decrease in the number of shares and a proportionate increase in the Purchase Right Exercise Price per share, as may be required to enable an eligible employee who is then a participant in the Plan to acquire on the Offering Termination Date that number of full shares of Common Stock as his accumulated payroll deductions or permitted cash contributions on such date will pay for at a price equal to the lesser of (i) eighty-five percent (85%) of the fair market value of the Common Stock on the Offering Commencement Date, or (ii) eighty-five percent (85%) of the fair market value of the Common Stock on the Offering Termination Date, in either case rounded up to the next whole cent, as so adjusted.
For purposes of this Plan, the term “fair market value” means, if the Common Stock is listed on a national securities exchange or is on the (U.S.) National Association of Securities Dealers Automated Quotation (“Nasdaq”) Global Select Market system, the closing sale price of the Common Stock on the relevant date on such exchange or as reported on Nasdaq or, if the Common Stock is traded in the over-the-counter securities market, but not on the Nasdaq Global Select Market, the closing bid quotation for the Common Stock, each as published in The Wall Street Journal, if no shares of Common Stock are traded on the Offering Commencement Date or Offering Termination Date, the fair market value will be determined on the next regular business day on which shares of Common Stock are traded.
For purposes of this Plan the term “business day” as used herein means a day on which there is trading on the Nasdaq Global Select Market or such national securities exchange on which the Common Stock is listed.
No employee shall be granted a purchase right which permits the employee to purchase Common Stock under the Plan and any similar plans of the Company or any parent or subsidiary corporations at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such purchase right is granted) for each calendar year in which such purchase right is outstanding at any time. If the participant’s accumulated payroll deductions or permitted cash contributions on the Offering Termination Date would otherwise enable the participant to purchase Common Stock in excess of the $25,000 limitation described in this paragraph, the excess of the amount of the accumulated payroll deductions or permitted cash contributions over the aggregate Purchase Right Exercise Price of the shares actually purchased shall be refunded to the participant by the Company or its participating organization as soon as administratively practicable, without interest (except where required by local law as determined by the Committee).

5. EXERCISE OF PURCHASE RIGHT.
Each eligible employee who continues to be a participant in the Plan on the Offering Termination Date shall be deemed to have exercised his or her purchase right on such date and shall be deemed to have purchased from the Company such number of full shares of Common Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions or permitted cash contributions on such date will pay for at the Purchase Right Exercise Price subject to the 1000-share limit of the purchase right and the $25,000 limitation described in Article 4. If a participant is not an employee on the Offering Termination Date and throughout an Offering Period or Special Offering Period, he or she shall not be entitled to exercise his or her purchase right under the Plan.
If a participant’s accumulated payroll deductions or permitted cash contributions in his or her account are based on a currency other than the U.S. dollar, then on the Offering Termination Date, the accumulated payroll deductions or permitted cash contributions in his or her account will be converted into an equivalent value of U.S. dollars based upon the U.S. dollar-foreign currency exchange rate in effect on that date, as reported in The Wall Street Journal, provided that such conversion does not result in an Purchase Right Exercise Price which is, in fact, less than the lesser of an amount equal to 85% of the fair market value of the Common Stock on the Offering Commencement Date or 85% of the fair market value of the Common Stock on the Offering Termination Date. The Committee shall have the right to change such conversion date, as they deem appropriate to effectively purchase shares on any Offering Termination Date.
6. AUTHORIZATION FOR ENTERING PLAN.
An eligible employee may enter the Plan by following a written, electronic or other enrollment process, including a payroll deduction authorization, as prescribed by the Committee. Except as may otherwise be established by the Committee, all enrollment authorizations shall be effective only if delivered to the designated Plan Administrator(s) (as defined in Article 1 8) in accordance with the prescribed procedures not later than the Eligibility or such other time as determined by the Committee. Participation may be conditioned on an eligible employee’s consent to transfer and process personal data and on acknowledgment and agreement to Plan terms and other specified conditions.
The Company or its participating organization will accumulate and hold for the employee’s account the accumulated payroll deductions or cash contributions. No interest will be paid thereon (except where required by local law as determined by the Committee). In jurisdictions in which participating employees may contribute to the Plan through payroll deductions, they may not make any separate cash payments into their account.
Unless an employee files a new enrollment authorization, or withdraws from the Plan, his or her payroll deductions or cash contribution and purchases under the enrollment authorization he or she has on file under the Plan shall continue as long as the Plan remains in effect. An employee may increase or decrease the amount of his or her payroll deductions or permitted cash contributions as of the next Offering Commencement Date by filing a revised payroll deduction authorization or cash contribution election in accordance with the procedures then applicable to such actions. Except as may otherwise be established by the Committee, all revised authorizations and elections shall be effective only if delivered to the designated Plan Administrator(s) in accordance with the prescribed procedures not later than ten (10) business days before the next Offering Commencement Date.

7. MAXIMUM AMOUNT OF PAYROLL DEDUCTIONS AND PERMITTED CASH CONTRIBUTIONS.
An employee may authorize payroll deductions or make cash contributions in an aggregate amount of not less than one percent (1%) and not more than ten percent (10%) (in whole number percentages only) of his or her eligible compensation. Such deductions or the amount of the cash contribution shall be determined based on the employee’s election in effect on the payday on which such eligible compensation is paid. An employee may not make any additional payments into such account. Except as otherwise required by local laws, eligible compensation means the wages as defined in Section 3401(a) of the internal Revenue Code, determined without regard to any rules that limit compensation included in wages based on the nature or location or employment or services performed, including without limitation base pay, shift premium, overtime, gain sharing (profit sharing), incentive compensation, bonuses and commissions and all other payments made to the employee for services as an employee during the applicable payroll period, and excluding the value of any qualified or non-qualified stock option or purchase right granted to the employee to the extent such value is includible in the taxable wages, reimbursements or other expense allowances, fringe benefits, moving expenses, deferred compensation, and welfare benefits, but determined prior to any exclusions for any amounts deferred under Sections 125, 401(k), 402(e)(3), 402(h)(1)(B), 403(b) or 457(b) of the Internal Revenue Code or for certain contributions described in Section 457(h)(2) of the Internal Revenue Code that are treated as Company contributions.
8. UNUSED PAYROLL DEDUCTIONS AND PERMITTED CASH CONTRIBUTIONS.
Only full shares of Common Stock may be purchased. Any balance remaining in an employee’s account after a purchase will be reported to the employee and will be carried forward to the next Offering Period. However, in no event will the amount of the unused payroll deductions or permitted cash contributions carried forward from an Offering Period exceed the Purchase Right Exercise Price per share for that Offering Period or Special Offering Period, as the case may be. If for any Offering Period, including any Special Offering Period, the amount of unused payroll deductions or permitted cash contributions should exceed the Purchase Right Exercise Price per share, the amount of the excess for any participant shall be refunded to such participant as soon as administratively practicable, without interest (except where required by local law as determined by the Committee).
9. CHANGE IN PAYROLL DEDUCTIONS OR PERMITTED CASH CONTRIBUTIONS.
Deductions or cash contributions may not be increased or decreased during an Offering Period or Special Offering Period, as the case may be.
10. WITHDRAWAL FROM THE PLAN.
An employee may withdraw from the Plan and withdraw all but not less than all of the payroll deductions or permitted cash contributions credited to his or her account under the Plan prior to the Offering Termination Date by completing and filing a withdrawal notification with the designated Plan Administrator(s) in accordance with the prescribed procedures, in which event the Company will refund as soon as administratively practicable without interest (except where required by local law as determined by the Committee) the entire balance of such employee’s deductions or cash contributions __ not previously used to purchase Common Stock under the Plan. Except as may otherwise be established by the Committee, all withdrawals shall be effective only if delivered to the designated Plan Administrator(s) in accordance with the prescribed procedures not later than ten (10) business days before the Offering Termination Date.
An employee who withdraws from the Plan is like an employee who has never entered the Plan; the employee’s rights under the Plan will be terminated and no further payroll deductions or cash contributions will be made. To reenter, such an employee must re-enroll pursuant to the provisions of Article 6 before the next Offering Commencement Date which cannot, however, become effective before the beginning of the next Offering Period or Special Offering Period following his withdrawal.
11. ISSUANCE OF STOCK.
As soon as administratively practicable after each Offering Period, including any Special Offering Period, the Company shall deliver (by electronic or other means) to the participant the Common Stock purchased under the Plan, except as specified below. The Committee may permit or require that the Common Stock shares be deposited directly with a broker or agent designated by the Committee, and the Committee may authorize electronic or automated methods of share transfer. In addition, the Committee may establish other procedures to ensure that the Company’s and its subsidiaries’ applicable tax withholding obligations are satisfied.
12. NO TRANSFER OR ASSIGNMENT OF EMPLOYEE’S RIGHTS.
An employee’s rights under the Plan are his or hers alone and may not be transferred or assigned to, or availed of by, any other person. Any purchase right granted to an employee may be exercised only by him or her, except as provided in Article 13 in the event of an employee’s death.
13. TERMINATION OF EMPLOYEE’S RIGHTS.
Except as set forth in the last paragraph of this Article 13, an employee’s rights under the Plan will terminate when he or she ceases to be an employee because of retirement, resignation, lay-off, discharge, death, change of status, or fails to meet the applicable requirements for eligibility in the Plan, or for any other reason. Notwithstanding anything to the contrary contained in Article 10, a withdrawal notice will be considered as having been received from the employee on the day his or her employment ceases, and all payroll deductions or permitted cash contributions not used to purchase Common Stock will be refunded as soon as administratively feasible without interest (except where required by local law as determined by the Committee).
Notwithstanding anything to the contrary contained in Article 10, if an employee’s payroll deductions or permitted cash contributions are interrupted by any legal process, a withdrawal notice will be considered as having been received from him or her on the day the interruption occurs.
Upon termination of the participating employee’s employment because of death, the authorized legal representative of the employee’s estate shall have the right to elect, by written notice given to the Plan Administrators prior to the earlier of the expiration of the thirty (30) day period commencing with the date of the death of the employee or the first Offering Termination Date following the date of the death of the employee, either (i) to withdraw, without interest (except where required by local law as determined by the Committee), all of the payroll deductions or permitted cash contributions credited to the employee’s account under the Plan, or (ii) to exercise the employee’s purchase right for the purchase of shares of Common Stock on the next Offering Termination Date following the date of the employee’s death for the purchase of that number of full shares of Common Stock reserved for the purpose of the Plan which the accumulated payroll deductions or permitted cash contributions in the employee’s account at the date of the employee’s death will purchase at the applicable Purchase Right Exercise Price (subject to the limitations set forth in Article 4), and any excess in such account (in lieu of fractional shares) will be paid to the employee’s estate as soon as administratively practicable, without interest (except where required by local law as determined by the Committee). In the event that no such written notice of election shall be duly received by the Plan Administrators, the payroll deductions or permitted cash contributions credited to the employee’s account at the date of the employee’s death will be paid to the employee’s estate as soon as administratively practicable, without interest (except where required by local law as determined by the Committee).
14. TERMINATION AND AMENDMENTS TO PLAN.
The Plan may be terminated at any time by the Company’s Board of Directors. It will terminate in any case on December 31, 2012, or if sooner, when all of the shares of Common Stock reserved for the purposes of the Plan have been purchased. Upon such termination or any other termination of the Plan, all payroll deductions or permitted cash contributions not used to purchase Common Stock will be refunded without interest (except where required by local law as determined by the Committee).
The Committee or the Board of Directors may, in its sole discretion, insofar as permitted by law, adopt amendments to the Plan from time to time,
15. LIMITATIONS OF SALE OF STOCK PURCHASED UNDER THE PLAN.
The Plan is intended to provide shares of Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his or her own affairs. An employee may, therefore, sell stock purchased under the Plan at any time the employee chooses, subject to compliance with any applicable securities laws and subject to any restrictions imposed under Articles 11 and 25. The employee assumes the risk of any market fluctuations in the price of such Common Stock.
16. COMPANY’S OFFERING OF EXPENSES RELATED TO PLAN.
The Company will bear all costs of administering and carrying out the Plan.
17. PARTICIPATING ORGAMZATIONS.
The term “participating organizations” shall mean any present or future subsidiary, organization or business unit of the Company which is designated by the Committee to participate in the Plan.
18. ADMINISTRATION OF THE PLAN.
The Plan shall be administered by a committee of “disinterested” directors as that term is defined in Rule 16b-3 under the U.S. Securities Exchange Act of 1934, as amended, appointed by the Board of Directors of the Company (the “Committee”). The Committee shall consist of not less than two members of the Company’s Board of Directors. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. No member of the Committee shall be eligible to participate in the Plan while serving as a member of the Committee.

The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.
The Committee shall have the authority to construe and interpret the provisions of the Plan and of any purchase rights granted under the Plan, and to establish, amend and revoke rules and regulations for the administration of the Plan. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. The interpretation and construction by the Committee of any provisions of the Plan or of any purchase rights granted under it shall be final. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. Without limiting the foregoing, the Committee shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)	to determine when and how purchase rights to purchase shares of Common Stock shall be granted and the provisions of each Offering Period or Special Offering Period (which need not be identical);

(ii)	to designate from time to time which participating organization of the Company shall be eligible to participate in the Plan;

(iii)	to determine the Offering Commencement Date and Offering Termination Date of any Offering Period or Special Offering Period;

(iv)	to increase or decrease the maximum number of shares which may be purchased by an eligible employee in any Offering Period or Special Offering Period;

(v)	to amend the Plan as provided in Article 14; and

(vi)	generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interest of the Company and the participating organizations.
The Committee may, insofar as permitted by applicable laws and regulations, limit participation in the Plan, for participating organizations, to employees whose customary employment is greater than twenty (20) hours per week and is more than five (5) months in any calendar year.
With respect to persons subject to Section 16 of the Securities and Exchange Act of 1934, as amended, transactions under the Plan are intended to comply with all applicable conditions of Rule 1 6b-3 or its successors under said Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.
No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any purchase right granted under it. The Company shall indemnify each member of the Board of Directors and the Committee to the fullest extent permitted by law with respect to any claim, loss, damage or expense (including counsel fees) arising in connection with their responsibilities under this Plan.

The Committee may delegate to one or more individuals the day-to-day administration of the Plan. Without limitation, subject to the terms and conditions of this Plan, the President, the Chief Financial Officer of the Company, and any other officer of the Company or committee of officers or employees designated by the Committee (collectively, the “Plan Administrators”), shall each be authorized to determine the methods through which eligible employees may elect to participate, amend their participation, or withdraw from participation in the Plan, and establish methods of enrollment by means of a manual or electronic form of authorization or an integrated voice response system. The Plan Administrators are further authorized to determine the matters described in Articles 11 and 25 concerning the means of issuance of Common Stock and the procedures established to ensure that the Company’s applicable tax withholding obligations are satisfied.
As soon as administratively practicable after the end of each Offering Period and the Special Offering Period, the Plan Administrators shall prepare and distribute or make otherwise readily available by electronic means or otherwise to each participating employee in the Plan information concerning the amount of the participating employee’s accumulated payroll deductions or permitted cash contributions as of the Offering Termination Date, the Purchase Right Exercise Price for such Offering Period or Special Offering Period, the number of shares of Common Stock purchased by the participating employee with the participating employee’s accumulated payroll deductions or permitted cash contributions, and the amount of any unused payroll deductions or permitted cash contributions either to be carried forward to the next Offering Period or returned to the participating employee without interest or otherwise distributed or retained as required by local law as determined by the Committee.
19. PARTICIPANTS NOT STOCKHOLDERS.
Neither the granting of a purchase right to an employee nor the deductions from his or her pay shall make such employee a stockholder of the Company with respect to the shares covered by such purchase right until such shares have been purchased by and issued to him or her.
20. APPLICATION OF FUNDS.
The proceeds received by the Company and the participating organization for the purchase Common Stock pursuant to purchase rights granted under the Plan may be used for any corporate purposes, and the Company shall not be obligated to segregate participating employees’ payroll deductions or permitted cash contributions, unless required by applicable laws and regulations.
21. GOVERNMENTAL REGULATION.
The Company’s obligation to sell and deliver shares of the Company’s Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.
In this regard, the Board of Directors may, in its discretion, require as a condition to the exercise of any purchase right that a Registration Statement under the U.S. Securities Act of 1933, as amended, with respect to the shares of Common Stock reserved for issuance upon exercise of the purchase right shall be effective, and that all other applicable provisions of U.S. state and federal and applicable foreign law have been satisfied.

22. TRANSFERABILITY.
Neither payroll deductions or permitted cash contributions credited to an employee’s account nor any rights with regard to the exercise of a purchase right or to receive stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the employee. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Article 10.
23. EFFECT OF CHANGES OF COMMON STOCK.
If the Company should subdivide or reclassify the Common Stock which has been or may be subject to purchase rights under the Plan, or should declare thereon any dividend payable in shares of such Common Stock, or should take any other action of a similar nature affecting such Common Stock, then the number and class of shares of Common Stock which may thereafter be subject to purchase rights (in the aggregate and to any individual participating employee) shall be adjusted accordingly.
24. MERGER OR CONSOLIDATION.
If the Company should at any time merge into or consolidate with another corporation, the Board of Directors may, at its election, either (i) terminate the Plan and refund without interest (except where required by local law as determined by the Committee) the entire balance of each participating employee’s payroll deductions or permitted cash contributions, or (ii) entitle each participating employee to receive on the Offering Termination Date upon the exercise of such purchase right for each share of Common Stock as to which such purchase right shall be exercised the securities or property to which a holder of one share of the Common Stock was entitled upon and at the time of such merger or consolidation, and the Board of Directors shall take such steps in connection with such merger or consolidation as the Board of Directors shall deem necessary to assure that the provisions of this Article 24 shall thereafter be applicable, as nearly as reasonably possible. A sale of all or substantially all of the assets of the Company shall be deemed a merger or consolidation for the foregoing purposes.
25. WITHHOLDING OF ADDITIONAL TAX.
By electing to participate in the Plan, each participant acknowledges that the Company and the participating organizations may be required to withhold taxes with respect to the amounts deducted from the participant’s compensation and accumulated for the benefit of the participant under the Plan, and each participant agrees that the Company and the participating organizations may deduct additional amounts from the participant’s compensation, when amounts are added to the participant’s account, used to purchase Common Stock or refunded, in order to satisfy such withholding obligations. Each participant further acknowledges that when Common Stock is purchased under the Plan the Company and the participating organizations may be required to withhold taxes with respect to the Common Stock purchased, and each participant agrees that such taxes may be withheld from compensation otherwise payable to such participant. It is intended that tax withholding will be accomplished in such a manner that the full amount of payroll deductions or permitted cash contributions elected by the participant under Article 7 will be used to purchase Common Stock. However, if amounts sufficient to satisfy applicable tax withholding obligations have not been withheld from compensation otherwise payable to any participant then, notwithstanding any other provision of the Plan, the Company and the participating organizations may withhold such taxes from the participant’s accumulated payroll deductions or permitted cash contributions and apply the net amount to the purchase of Common Stock, unless the participant pays to the Company or the participating organizations, prior to the Offer Termination Date, an amount sufficient to satisfy such withholding obligations. Each participant further acknowledges that the Company and the participating organizations may be required to withhold taxes in connection with the disposition of stock acquired under the Plan and agrees that the Company and the participating organizations may take whatever actions they consider appropriate to satisfy such withholding requirements, including deducting from compensation otherwise payable to such participant an amount sufficient to satisfy such withholding requirements or conditioning any disposition of Common Stock by the participant upon the payment to the Company or the participating organizations of an amount sufficient to satisfy such withholding requirements.
26. COMMITTEE RULES FOR FOREIGN JURISDICTIONS.
The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to (and to delegate to the Plan Administrators the authority to) adopt rules and procedures regarding handling of payroll deductions, cash contributions, payment of interest, conversion of local currency, tax, withholding procedures and handling of stock certificates which vary with local requirements.
The Committee may also adopt sub-plans and establish or discontinue eligibility to participate in the Plan applicable to particular organizations or locations. The rules of such sub-plans may take precedence over other provisions of this Plan, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.